As filed with the Securities and Exchange Commission on October 15, 2009

Registration No. 333-161585
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 3 To
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENERAL STEEL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	3310	41-2079252
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Kuntai International Mansion Building, Suite 2315
Yi No. 12 Chaoyangmenwai Avenue, Chaoyang District, Beijing 100020

Tel. +86 (10) 58797346
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Agent for Service:
InCorp Services Inc.
375 N. Stephanie Street
Suite 1411
Henderson, NV 89014-8909
Tel: (702) 866-2500
(Name, Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Stephen D. Brook, Esq.
Chad J. Porter, Esq.
Burns & Levinson LLP
125 Summer St.
Boston, Massachusetts  02110
(617) 345-3000

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

           If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)
Common Stock, par value $0.001
Preferred Stock, par value $0.001
Warrants
Debt Securities
Rights
Units
TOTAL:	$60,000,000	$60,000,000	$3,348

(1)
There are being registered under this Registration Statement such indeterminate number of shares of common stock, preferred stock, such indeterminate principal amount of debt securities, which may be senior or subordinated, of the registrant, such indeterminate number of warrants, rights and units, all at indeterminate prices, as shall have an aggregate initial offering price not to exceed $60,000,000 or the equivalent amount denominated in one or more foreign currencies. Any securities registered under this Registration Statement may be sold separately or as units with other securities registered under this Registration Statement or with the common stock previously registered on Registration Statement No. 333-156730. Also includes such indeterminate number of shares of common stock or preferred stock, warrants, debt securities, rights or units as may be issued upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities as may be offered pursuant to any prospectus or prospectus supplement filed with this Registration Statement.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933. The registrant previously registered $60,000,000 in common stock, $0.001 par value per share, on Registration Statement No. 333-156730, that was declared effective on January 29, 2009. Pursuant to Rule 429 under the Securities Act of 1933, the prospectus filed as part of this registration statement also relates to such previously registered securities. The filing fee in the amount of $2,358 associated with such securities was previously paid with that Registration Statement and is being carried forward to this Registration Statement.

(3)	The registration fee has been previously paid and been calculated pursuant to Rule 457(o) under the Securities Act of 1933.

Pursuant to the provisions of Rule 429 under the Securities Act of 1933, as amended, the prospectus contained in this registration statement also relates to $60,000,000 of unsold common stock covered by the registration statement on Form S-3 (Registration No. 333-156730) of General Steel Holdings, Inc. which are being carried forward in connection with this Registration Statement.   This Registration Statement shall act, upon effectiveness, as a post-effective amendment to Registration Statement No. 333-156730.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated October 15, 2009

PROSPECTUS

GENERAL STEEL HOLDINGS, INC.

$60,000,000

Common Stock
Preferred Stock
Warrants
Debt Securities
Rights
Units

General Steel Holdings, Inc. may offer from time to time, together or separately, common stock, preferred stock, warrants, debt securities, which may be senior or subordinated, rights and units.

This prospectus describes some of the general terms of the securities we may offer. The specific terms of any securities we offer will be described in a prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully this prospectus, any accompanying prospectus supplement and any applicable free writing prospectus prepared by or on behalf of us, together with additional information described under the heading "Where You Can Find More Information" before you make your investment decision.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

Our common stock is listed on the New York Stock Exchange under the symbol "GSI."

        Investing in our securities involves risks. See "Risk Factors" beginning on page 6 of this prospectus and in our most recent Annual Report on Form 10-K, which is incorporated herein by reference, as well as in any of our subsequently filed quarterly or current reports that are incorporated herein by reference and in any accompanying prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2009.

You should rely on the information contained in this prospectus, in any applicable prospectus supplement and in the documents incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where their offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only at the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the front cover of this prospectus.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, and reference is made to the actual documents filed with the United States Securities and Exchange Commission, or SEC, for complete information. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to one or more of the registration statements of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this shelf registration statement, we may, from time to time, sell up to $60,000,000 of common stock, preferred stock, warrants, rights, units and debt securities, which may be senior or subordinated, or any combination thereof, in one or more offerings. This prospectus describes some of the general terms of the securities we may offer.

If required, each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may add, update or change information contained in this prospectus and may include a discussion of any risk factors or other special considerations that apply to the securities. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. Before making an investment decision, it is important for you to read and consider the information contained in this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only upon the information contained in this prospectus and the registration statement of which this prospectus is a part. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus is based on information provided by us and other sources that we believe are reliable. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our business and the terms of the offering, including the merits and risks involved.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus, which includes the material incorporated herein by reference. This summary does not contain all the information you should consider before investing in our securities. You should read the entire prospectus carefully, especially the discussion of “Risk Factors” and our consolidated financial statements and the related notes, before deciding to invest in shares of our securities. In this prospectus, when we use phrases such as “we,” “us,” “our,” “GSI” or “our company,” we are referring to General Steel Holdings, Inc. and all of its subsidiaries and affiliated companies as a whole, unless it is clear from the context that any of these terms refer only to General Steel Holdings, Inc.

About Our Company

We are headquartered in Beijing, China and operate a diverse portfolio of Chinese steel companies. Our companies serve various industries and produce a variety of steel products including: reinforced bars (“rebar”), hot-rolled carbon and silicon sheets, spiral-weld pipes and high-speed wire. Our aggregate annual production capacity of steel products is 6.3 million metric tons, of which the majority is rebar. Individual industry segments have unique demand drivers, such as rural income, infrastructure construction and energy consumption. Domestic economic conditions are an overall driver for all our products.

Our vision is to become one of the largest non-government owned steel companies in China.

Our mission is to acquire Chinese steel companies and increase their profitability and efficiencies with the infusion of applied western management practices, advanced production technologies and capital resources.

Our strategy is to grow through aggressive mergers, joint ventures and acquisitions targeting state-owned enterprise steel companies and selected entities with outstanding potential. We have executed this strategy and consummated controlling interest positions in three joint ventures. We are actively pursuing a plan to acquire additional assets.

We presently have controlling interest in four steel subsidiary companies:

• Tianjin Daqiuzhuang Metal Sheet Co., Ltd.;

• Baotou Steel - General Steel Special Steel Pipe Joint Venture Co., Ltd.;

• Shaanxi Longmen Iron and Steel Co., Ltd.; and

• Maoming Hengda Steel Group Limited.

Steel Operating Companies

•	Tianjin Daqiuzhuang Metal Sheet Co., Ltd.

Tianjin Daqiuzhuang Metal Sheet Co., Ltd. (“Daqiuzhuang Metal”), started its operation in 1988. Daqiuzhuang Metal’s core business is the manufacturing of high quality hot-rolled carbon and silicon steel sheets which are mainly used in the production of small agricultural vehicles and other specialty markets.

Daqiuzhuang Metal has ten steel sheet production lines capable of processing approximately 400,000 metric tons of 0.75-2.0 mm hot-rolled carbon steel sheets per year. Products are sold through a nation-wide network of 35 distributors and 3 regional sales offices.

Daqiuzhuang Metal uses a traditional rolling mill production sequence, such as heating, rolling, cutting, annealing, and flattening to process and cut coil segments into steel sheets. The sheet sizes are approximately 2,000 mm (length) x 1,000 mm (width) x 0.75 to 2.0 mm (thickness). Limited size adjustments can be made to meet order requirements. Products sell under the registered “Qiu Steel” brand name.

On May 14, 2009 Daqiuzhuang Metal changed its name from “Tianjin Daqiuzhuang Metal Sheet Co. Ltd.” to “General Steel (China) Co. Ltd.” to better reflect its role as a merger and acquisition platform for steel company investments in China.

•	Baotou Steel - General Steel Special Steel Pipe Joint Venture Co., Ltd.

On April 27, 2007, Daqiuzhuang Metal and Baotou Iron and Steel Group Co., Ltd. ("Baotou Steel") entered into an Amended and Restated Joint Venture Agreement (the "Agreement"), amending the Joint Venture Agreement entered into on September 28, 2005 ("Original Joint Venture Agreement"). The Amended and Restated Joint Venture Agreement increased Daqiuzhuang Metal's ownership interest in the Joint Venture to 80%. The joint venture company’s name is Baotou Steel - General Steel Special Steel Pipe Joint Venture Company Limited (“Baotou Steel Pipe Joint Venture”).

Baotou Steel Pipe Joint Venture received its business license on May 25, 2007. It has four production lines capable of producing 100,000 metric tons of double spiral-weld pipes. These pipes are used in the energy sector primarily to transport oil and steam. Pipes produced at the mill have a diameter ranging from 219-1240mm; a wall thickness ranging from 6-13mm; and a length ranging from 6-12m. Presently, Baotou Steel Pipe Joint Venture sells its products using an internal sales force to customers in the Inner Mongolia Autonomous Region and the northwest region of China.

This joint venture started production and testing operations in the second quarter 2007 and began to generate revenue in the third quarter 2007.

•	Shaanxi Longmen Iron and Steel Co., Ltd.

Effective June 1, 2007 through two subsidiaries, Daqiuzhuang Metal and Tianjin Qiu Steel Investment Co., Ltd., we entered into a joint venture agreement with Shaanxi Longmen Iron & Steel Group Co., Ltd. (“Long Steel Group”) to form Shaanxi Longmen Iron and Steel Co., Ltd. (“Longmen Joint Venture”). Through our two subsidiaries, we invested approximately $39 million cash and collectively hold approximately 60% of the Longmen Joint Venture.

Long Steel Group, located in Hancheng city, Shaanxi province, in China’s central region, was founded in 1958 and incorporated in 2002. Long Steel Group operates as a fully-integrated steel production facility.  Less than 10% of steel companies in China have fully-integrated steel production capacity.

The Longmen Joint Venture, assumed existing operating units of the Long Steel Group. The Long Steel Group contributed most of its working assets to the Longmen Joint Venture. Currently, the Longmen Joint Venture has four branch offices, seven subsidiaries under direct control and eight entities in which we have non-controlling interest.  It employs approximately 5,750 full-time workers.

Transportation Facility: The Longmen Joint Venture operates transportation services through its Changlong Branch, located in Hancheng city, Shaanxi province. Changlong Branch owns 126 vehicles and provides transportation services exclusively to the Longmen Joint Venture.

Coke Operation: We, through our subsidiary, the Longmen Joint Venture, own 22.76% of Hancheng Tongxing Metallurgy Co., Ltd. (“Tongxing”). Located in Hancheng city, Shaanxi province, Tongxing produces approximately 200,000 metric tons of second grade coke per month.  Tongxing sells all of its output to Longmen JV.

We do not own iron pelletizing facilities.

The Longmen Joint Venture’s products are categorized within the steel industry as “longs” (referencing their shape). Rebar is generally considered a regional product because its weight and dimension make it ill-suited for cost-effective long-haul ground transportation. By our estimates, the provincial market demand for rebar is six - eight million metric tons per year. Slightly more than half of this demand radiates from Xi’an, the province capital, located 180km from the Longmen Joint Venture main site. According to Xi’an Steel Market Statistics dated April 7, 2009, we estimate in Xi’an we have a 72% market share.

An established regional network of 24 agents and two sales offices sell the Longmen Joint Venture’s products. All products sell under the registered brand name of “Yulong” which enjoys strong regional recognition and awareness. Rebar and billet products carry ISO 9001 and 9002 certification and many other products have won national quality awards. Products produced at the facility have been used in the construction of the Yangtze River Three Gorges Dam, Xi’an International Airport, the Xi Han, Xi Tong and Xi Da provincial expressways, and are currently being used in the construction of the Xi’an city subway system.

On September 24, 2007, Longmen Joint Venture acquired controlling interest in two subsidiaries of Long Steel Group: Longmen Iron and Steel Group Co., Ltd. Environmental Protection Industry Development Co., Ltd. and Longmen Iron and Steel Group Co., Ltd. Hualong Fire Retardant Materials Co., Ltd.

The Longmen Joint Venture entered into an equity transfer agreement with Long Steel Group to acquire its 74.92% ownership interest in its subsidiary, Longmen Iron and Steel Group Co., Ltd. Environmental Protection Industry Development Co., Ltd. (“EPID”). The Joint Venture paid $2.4 million (RMB18,080,930) in exchange for the ownership interest. The facility utilizes solid waste generated from the steel making process to produce construction products including, building blocks, landscape tiles, curb tops, ornamental tiles.

At the same time, the Longmen Joint Venture also entered into a second equity agreement with the Long Steel Group to acquire its 36% ownership interest in its subsidiary, Longmen Iron and Steel Group Co., Ltd. Hualong Fire Retardant Materials Co., Ltd. (“Hualong”). The Joint Venture paid $430,000 (RMB3,287,980) in exchange for the ownership interest. The Joint Venture is the largest shareholder in the company. The facility produces fire-retardant materials used in various processes in the production of steel.

On January 11, 2008, Longmen Joint Venture completed its acquisition of a controlling interest in Hancheng Tongxing Metallurgy Co., Ltd. (“Tongxing”). Longmen Joint Venture contributed its land use right of 21.45 hectares (approximately 53 acres) with an appraised value of approximately $4.1 million (RMB30,227,333). Pursuant to the agreement, the land will be converted into shares valued at approximately $3.1 million (RMB22,744,419), providing the Joint Venture a stake of 22.76% ownership in Tongxing and making it Tongxing’s largest and controlling shareholder. Tongxing has two core operating areas: coking coal production and rebar processing. Its coking coal operations have an annual production capacity of 300,000 metric tons. Its rebar processing facility has an annualized rolling capacity of 300,000 metric tons.

•	Maoming Hengda Steel Group Limited

On June 25, 2008, through our subsidiary Qiu Steel Investment, we acquired 99% of Maoming Hengda Steel Group, Limited (“Maoming”) for approximately $7.3 million (RMB50 million). Maoming’s core business is the production of high-speed wire and rebar, products used in the construction industry. Located on 140 hectares (approximately 346 acres) in Maoming city, Guangdong province, the facility has two production lines capable of producing 1.8 million tons of 5.5mm to 16mm diameter high-speed wire and 12mm to 38mm diameter rebar each year. The products are sold through 9 distributors targeting customers in Guangxi province and the western region of Guangdong province.

The facility had been operating at approximately 10% of capacity due to, we believe, a misdirected corporate focus of the previous owners.

In April 2009 we moved the rebar processing line capable of producing 800,000 tons to the Longmen Joint Venture.

Operating Information Summary by Subsidiaries

	Daqiuzhuang Metal	Baotou Steel Pipe Joint Venture	Longmen Joint Venture	Maoming

Annual Production Capacity (metric tons)	400,000	100,000	4.8 million	1 million

Main Products	Carbon/Silicon Sheet	Spiral-weld pipe	Rebar	High-speed wire

Main Application	Light Agricultural Vehicles	Energy transport	Infrastructure and Construction	Infrastructure and Construction

Stock listing

We obtained listing approval from the American Stock Exchange (“AMEX”) on September 28, 2007. The stock officially started to trade on AMEX on October 3, 2007 under the ticker symbol “GSI”.  On March 6, 2008, we changed our principal trading market from the AMEX to the NYSE Arca and officially started to trade under the same ticker symbol “GSI”.

On July 25, 2008 we received authorization to list our common stock on the New York Stock Exchange (“NYSE”). On August 8, 2008, our common stock officially started to trade on the NYSE under the same ticker symbol “GSI”.

Address and Telephone Number

 Our principal executive offices are located Kun Tai International Mansion Building, Suite 2315, Yi No. 12, Chaoyangmenwai Avenue, Chaoyang District, Beijing, China 100020 and our telephone number is +86(10)58797346. Our Internet address is www.gshi-steel.com. The information on our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus. We have included our website address as an inactive technical reference only.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made in this prospectus discuss future events and developments, including our future business strategy and our ability to generate revenue, income and cash flow. In some cases, you can identify forward-looking statements by words or phrases such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “our future success depends,” “seek to continue,” or the negative of these words or phrases, or comparable words or phrases. These statements are only predictions that are based, in part, on assumptions involving judgments about future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various facts, including the risks outlined in the “Risk Factors” section. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the Registration Statement on Form S-3, of which this prospectus is a part, that we have filed with the SEC, completely and with the understanding that our actual future results, levels of activity, performance and achievements may be different from what we expect and that these differences may be material. We qualify all of our forward-looking statements by these cautionary statements. The forward-looking statements contained in this prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus before investing in our securities. If any of the events anticipated by the risks described below occur, our results of operations and financial condition could be adversely affected which could result in a decline in the trading price of our securities, causing you to lose all or part of your investment.

Risks Related to Our Business

We face substantial competition which, among other things, may lead to price pressure and adversely affect our sales.

We compete with other market players on the basis of product quality, responsiveness to customer needs and price. There are two types of steel and iron companies in China: state-owned enterprises (“SOEs”) and privately owned companies.

Criteria important to our customers when selecting a steel supplier include:

•  Quality;

•  Price/cost competitiveness;

•  System and product performance;

•  Reliability and timeliness of delivery;

•  New product and technology development capability;

•  Excellence and flexibility in operations;

•  Degree of global and local presence;

•  Effectiveness of customer service; and

•  Overall management capability.

We compete with both SOEs and privately owned steel manufacturers. While we believe that our price and quality are superior to other manufacturers, many of our competitors are better capitalized, more experienced, and have deeper ties in the Chinese marketplace. We consider there to be the following ten major competitors of similar size, production capability and product line in the market place competing against our four operating subsidiaries as indicated:

•  Competitors of Daqiuzhuang Metal include: Tianjin No. 1 Rolling Steel Plant, Tianjin Yinze Metal Sheet Plant and Tangshan Fengrun Metal Sheet Plant;

•  Competitors of Longmen Joint Venture include: Shanxi Haixin Iron and Steel Co., Ltd. and Gansu Jiuquan Iron and Steel Co., Ltd.;

•  Competitors of Baotou Steel Pipe Joint Venture include: Tianjin Bo Ai Steel Pipe Co., Hebei Cangzhou Zhong Yuan Steel Pipe Co., and Shanxi Taiyuan Guo Lian Steel Pipe Co.; and

•  Competitors of Maoming include: Guangdong Shao Guan Iron and Steel Group and Zhuhai Yue Yu Feng Iron and Steel Co., Ltd.

In addition, with China’s entry into the World Trade Organization and China’s agreements to lift many of the barriers to foreign competition, we believe that competition will increase as a whole with the entry of foreign companies into this market. This may limit our opportunities for growth, lead to price pressure and reduce our profitability. We may not be able to compete favorably and this increased competition may harm our business, our business prospects and results of operations.

 Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

Our limited operating history may not provide a meaningful basis on which to evaluate our business. Although our revenues have grown rapidly since inception, we might not be able to maintain our profitability or we may incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in significant operating losses. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

• Implement our business model and strategy and adapt and modify them as needed;

• Increase awareness of our brands, protect our reputation and develop customer loyalty;

• Manage our expanding operations and service offerings, including the integration of any future acquisitions;

• Maintain adequate control of our expenses;

• Anticipate and adapt to changing conditions in the markets in which we operate as well as the impact of any changes in government regulation; and

• Anticipate mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

Our inability to fund our capital expenditure requirements may adversely affect our growth and profitability.

Our continued growth is dependent upon our ability to raise additional capital from outside sources. Our strategy is to grow through aggressive mergers, joint ventures and acquisitions targeting SOE steel companies and selected entities with outstanding potential. Our growth strategy will require us to obtain additional financing through capital markets. In the future, we may be unable to obtain the necessary financing on a timely basis and on favorable terms, and our failure to do so may weaken our financial position, reduce our competitiveness, limit our growth and reduce our profitability. Our ability to obtain acceptable financing at any given time may depend on a number of factors, including:

• Our financial condition and results of operations,

• The condition of the PRC economy and the industry sectors in which we operate, and

• Conditions in relevant financial markets in the United States, the PRC and elsewhere in the world.

Disruptions in world financial markets and the resulting governmental action of the United States and other countries could have a material adverse impact on our ability to obtain financing, our results of operations, financial condition and cash flows and could cause the market price of our common shares to decline.

The current deep and potentially prolonged global recession that officially began in the United States in December 2007 has, since the beginning of the third quarter of 2008, had a material adverse effect on demand for our products and consequently the results of our operations, financial condition and cash flows. In mid-February 2009, the Federal Reserve warned that the United States economy faces an “unusually gradual and prolonged” period of recovery from this deep and recessionary period.

The credit markets worldwide and in the United States have experienced significant contraction, de-leveraging and reduced liquidity, and the United States government and foreign governments have either implemented or are considering a broad variety of governmental action and/or new regulation of the financial markets. Securities and futures markets and the credit markets are subject to comprehensive statutes, regulations and other requirements.

The uncertainty surrounding the future of the global credit markets has resulted in reduced access to credit worldwide. Major market disruptions and the current adverse changes in global market conditions, and the regulatory climate in the United States and worldwide, may adversely affect our business or impair our ability to borrow funds as needed. The current market conditions may last longer than we anticipate. These recent and developing economic and governmental factors may have a material adverse effect on our results of operations, financial condition or cash flows and could cause the price of our common stock to decline significantly.

We have made and may continue to make acquisitions which could divert management's attention, cause ownership dilution to our stockholders, or be difficult to integrate, which may adversely affect our financial results.

We have made several acquisitions, and it is our current plan to continue to acquire companies and technologies that we believe are strategic to our future business. Integrating newly acquired businesses or technologies could put a strain on our resources, could be costly and time consuming, and might not be successful. Such acquisitions could divert our management's attention from other business concerns. In addition, we might lose key employees while integrating new organizations. Acquisitions could also result in customer dissatisfaction, performance problems with an acquired company or technology, potentially dilutive issuances of equity securities or the incurrence of debt, the assumption or incurrence of contingent liabilities, possible impairment charges related to goodwill or other intangible assets or other unanticipated events or circumstances, any of which could harm our business. We might not be successful in integrating any acquired businesses, products or technologies, and might not achieve anticipated revenues and cost benefits.

We may not be able to effectively control and manage our growth.

If our business and markets grow and develop, it will be necessary for us to finance and manage such an expansion in an orderly fashion. This growth will lead to an increase in the responsibilities of existing personnel, the hiring of additional personnel and expansion of our scope of operations. It is possible that we may not be able to obtain the required financing under terms that are acceptable to us or hire additional personnel to meet the needs of our expansion.

Our business, revenues and profitability are dependent on a limited number of large customers.

Our revenue is dependent, in large part, on significant contracts with a limited number of large customers. For the three months ended June 30, 2009, approximately 13.4% of our sales were to five customers. For the six months ended June 30, 2009, approximately 21% of our sales were to five customers. These customers accounted for 0% of total account receivables as of June 30, 2009.  We believe that revenue derived from our current and future large customers will continue to represent a significant portion of our total revenue. Our inability to continue to secure and maintain a sufficient number of large contracts or the loss of, or significant reduction in purchases by, one or more of our major customers would have the effect of reducing our revenues and profitability.

Moreover, our success will depend in part upon our ability to obtain orders from new customers, as well as the financial condition and success of our customers and general economic conditions in China.

Steel consumption is cyclical and worldwide overcapacity in the steel industry and the availability of alternative products have resulted in intense competition, which may have an adverse effect on profitability and cash flow.

Steel consumption is highly cyclical and follows general economic and industrial conditions both worldwide and in regional markets. The steel industry has historically been characterized by excess world supply, which has led to substantial price decreases during periods of economic weakness. Future economic downturns could decrease the demand for our products. Substitute materials are increasingly available for many steel products, which further reduces demand for steel.

We may not be able to pass on to customers the increases in the costs of our raw materials, particularly iron-ore and steel.

The major raw materials that we purchase for production are iron-ore and steel coil. The price and availability of these raw materials are subject to market conditions affecting supply and demand. Our financial condition or results of operations may be impaired by further increases in raw material costs to the extent we are unable to pass those increases to our customers. In addition, if these materials are not available on a timely basis or at all, we may not be able to produce our products and our sales may decline.

The price of steel may decline due to an overproduction by the Chinese steel companies.

According to the survey conducted by China Iron and Steel Association, there are more than 1,100 steel companies in China. Among those, only 25 companies have over 5 million metric tons of production capacity. Each steel company has its own production plan. The Chinese government posted a new guidance on the steel industry to encourage consolidation within the fragmented steel sector to mitigate problems of low-end repetitive production and inefficient use of resources. The current situation of overproduction may not be solved by these measures posted by the Chinese government. If the current state of overproduction continues, our product shipments could decline, our inventory could build up and eventually we may be required to decrease our sales price, which may eventually decrease our profitability.

Disruptions to our manufacturing processes could adversely affect our operations, customer service and financial results.

Steel manufacturing processes are dependent on critical steel-making equipment, such as furnaces, continuous casters, rolling mills and electrical equipment (such as transformers), and such equipment may incur downtime as a result of unanticipated malfunctions or other events, such as fires or furnace breakdowns. Although our manufacturing plants have not experienced plant shutdowns or periods of reduced production as a result of such equipment failures or other events, we may experience such problems in the future. To the extent that lost production as a result of such a disruption could not be recovered by unaffected facilities, such disruptions could have an adverse effect on our operations, customer service and financial results.

Because we are a holding company with substantially all of our operations conducted through our subsidiaries, our performance will be affected by the performance of such subsidiaries.

We have no operations independent of those of Daqiuzhuang Metal, Baotou Steel Pipe Joint Venture, Longmen Joint Venture and Maoming, and our principal assets are our investments in these subsidiaries. As a result, we are dependent upon the performance of Daqiuzhuang Metal, Baotou Steel Pipe Joint Venture, Longmen Joint Venture and Maoming and we will be subject to the financial, business and other factors affecting them as well as general economic and financial conditions. As substantially all of our operations are and will be conducted through our subsidiaries, we will be dependent on the cash flow of our subsidiaries to meet our obligations.

Because virtually all of our assets are and will be held by operating subsidiaries, the claims of our stockholders will be structurally subordinate to all existing and future liabilities and obligations, and trade payables of such subsidiaries. In the event of our bankruptcy, liquidation or reorganization, our assets and those of our subsidiaries will be available to satisfy the claims of our stockholders only after all of our subsidiaries’ liabilities and obligations have been paid in full.

We depend on acquiring companies to fulfill our growth plan

An important element of our planned growth strategy is the pursuit and acquisitions of other businesses that increase our existing production capacity. However, integrating businesses involves a number of special risks, including the possibility that management may be distracted from regular business concerns by the need to integrate operations, unforeseen difficulties in integrating operations and systems, problems relating to assimilating and retaining employees of the acquisition, challenges in retaining customers, and potential adverse short-term effects on operation results. If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, our growth strategy may be adversely impacted.

We depend on bank financing for our working capital needs.

We have various financing facilities which are due on demand or within one year. So far, we have not experienced any difficulties in repaying such financing facilities. However, we may in the future encounter difficulties to repay or refinance such loans on time and may face severe difficulties in our operations and financial position.

We rely on Mr. Zuosheng Yu for important business leadership.

We depend, to a large extent, on the abilities and operations of our current management team. However, we have a particular reliance upon Mr. Zuosheng Yu, our Chairman, Chief Executive Officer and majority shareholder, for the direction of our business and leadership in our growth effort. The loss of the services of Mr. Yu, for any reason, may have a material adverse effect on our business and prospects. We cannot guarantee that Mr. Yu will continue to be available to us, or that we will be able to find a suitable replacement for Mr. Yu on a timely basis.

There have been historical deficiencies with our internal controls which require further improvements, and we are exposed to potential risks from legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002.

While we believe that we currently have adequate internal control procedures in place, we are still exposed to potential risks from legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002. Under the supervision and with the participation of our management, we have evaluated our internal controls systems in order to allow management to report on, and our registered independent public accounting firm to attest to, our internal controls, as required by Section 404 of the Sarbanes-Oxley Act. We have performed the system and process evaluation and testing required in an effort to comply with the management certification and auditor attestation requirements of Section 404. As a result, we have incurred additional expenses and a diversion of management’s time. If we are not able to continue to meet the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC or the NYSE Market. Any such action could adversely affect our financial results and the market price of our stock.

We do not presently maintain product liability insurance in China, and our property and equipment insurance does not cover the full value of our property and equipment, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us.

We currently do not carry any product liability or other similar insurance in China. We cannot assure you that we would not face liability in the event of the failure of any of our products.

We have purchased automobile insurance with third party liability coverage for our vehicles. In addition, we have purchased property insurance from China United Property Insurance Company to cover real property and plant. Except for property and automobile insurance, we do not have other insurance such as business liability or disruption insurance coverage for our operations in China. In the event of a significant product liability claim or other uninsured event, our financial results and the price of our common stock may be adversely affected.

Risks Related to Operating Our Business in China

We face the risk that changes in the policies of the Chinese government could have significant impact upon the business we may be able to conduct in China and the profitability of such business.

The economy of China is transitioning from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set down national economic development goals. Policies of the Chinese government can have significant effects on the economic conditions of China. The Chinese government has confirmed that economic development will follow a model of market economy under socialism. Under this direction, we believe that China will continue to strengthen its economic and trading relationships with foreign countries and business development in China will follow market forces. While we believe that this trend will continue, there can be no assurance that such will be the case. A change in policies by the Chinese government could adversely affect our interests through, among other factors: changes in laws, regulations or the interpretation thereof; confiscatory taxation; restrictions on currency conversion, imports or sources of supplies; or the expropriation or nationalization of private enterprises. Although the Chinese government has been pursuing economic reform policies for approximately two decades, the Chinese government may significantly alter such policies, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting China’s political, economic and social life.

The Chinese laws and regulations governing our current business operations and contractual arrangements are uncertain, and if we are found to be in violation, we could be subject to sanctions. In addition, any changes in such Chinese laws and regulations may have a material and adverse effect on our business.

There are substantial uncertainties regarding the interpretation and application of Chinese laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. Along with our subsidiaries, we are considered foreign persons or foreign funded enterprises under Chinese laws, and as a result, we are required to comply with Chinese laws and regulations. These laws and regulations are relatively new and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, the Chinese authorities retain broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business licenses and requiring actions necessary for compliance. In particular, licenses, permits and beneficial treatment issued or granted to us by relevant governmental bodies may be revoked at a later time under contrary findings of higher regulatory bodies. We cannot predict what effect the interpretation of existing or new Chinese laws or regulations may have on our businesses. We may be subject to sanctions, including fines, and could be required to restructure our operations. Such restructuring may not be deemed effective or encounter similar or other difficulties. As a result of these substantial uncertainties, there is a risk that we may be found in violation of any current or future Chinese laws or regulations.

A slowdown or other adverse developments in the Chinese economy may materially and adversely affect our customers, demand for our services and our business.

All of our operations are conducted in China and all of our revenues are generated from sales to businesses operating in China. Although the Chinese economy has grown significantly in recent years, such growth may not continue. We do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the Chinese economy which may affect demand for our products. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in China may materially reduce the demand for our products and in turn adversely affect our results of operations and our productivity.

Inflation in China could negatively affect our profitability and growth.

While the Chinese economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. In order to control inflation in the past, the Chinese government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. Such an austerity policy can lead to a slowing of economic growth.

If relations between the United States and China deteriorate, our stock price may decrease and we may experience difficulties accessing the United States capital markets.

At various times during recent years, the United States and China have had disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China could impact the market price of our common stock and our ability to access United States capital markets.

The Chinese Government could change its policies toward private enterprises, which could result in the total loss of our investments in China.

Our business is subject to political and economic uncertainties in China and may be adversely affected by its political, economic and social developments. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may alter them to our detriment from time to time. Conducting our business might become more difficult or costly due to changes in policies, laws and regulations, or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, devaluations of currency or the nationalization or other expropriation of private enterprises. In addition, nationalization or expropriation could result in the total loss of our investments in China.

The Chinese State Administration of Foreign Exchange, or SAFE, requires Chinese residents to register with, or obtain approval from SAFE regarding their direct or indirect offshore investment activities.

China’s State Administration of Foreign Exchange Regulations regarding offshore financing activities by Chinese residents has undertaken continuous changes which may increase the administrative burden we face and create regulatory uncertainties that could adversely affect the implementation of our acquisition strategy. A failure by our shareholders who are Chinese residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our Chinese resident shareholders to liability under Chinese law.

Our business, results of operations and overall profitability are linked to the economic, political and social conditions in China.

All of our business, assets and operations are located in China. The economy of China differs from the economies of most developed countries in many respects, including government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. The economy of China has been transitioning from a planned economy to a more market-oriented economy. Although the Chinese government has implemented measures recently emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry by imposing industrial policies. It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Therefore, the Chinese government’s involvement in the economy may negatively affect our business operations, results of operations and our financial condition.

Governmental control of currency conversion may cause the value of your investment in our common stock to decrease.

The Chinese government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency denominated obligations. Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from China’s State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The Chinese government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the Renminbi may cause the value of your investment in our common stock to decrease.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. As we rely entirely on revenues earned in China, our cash flows, revenues and financial condition will be affected by any significant revaluation of the Renminbi. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into Renminbi for our operations, if the Renminbi appreciates against the U.S. dollar, the Renminbi equivalent of the US dollar we convert would be reduced. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced. To date, however, we have not engaged in transactions of either type. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

Since 1994, China pegged the value of the Renminbi to the U.S. dollar. We do not believe that this policy has affected our business. However, there have been indications that the Chinese government may be reconsidering its monetary policy in light of the overall devaluation of the U.S. dollar against the Euro and other currencies during the last two years. In July 2005, the Chinese government revalued the Renminbi by 2.1% against the U.S. dollar, moving from Renminbi 8.28 to Renminbi 8.11 per dollar. If the pegging of the Renminbi to the U.S. dollar is loosened, we anticipate that the value of the Renminbi will appreciate against the dollar with the consequences discussed above. As of June 30, 2009, the exchange rate of the Renminbi to the U.S. dollar was 6.83 yuan to 1 dollar.

We are subject to environmental and safety regulations, which may increase our compliance costs and reduce our overall profitability.

We are subject to the requirements of environmental and occupational safety and health laws and regulations in China. We may incur substantial costs or liabilities in connection with these requirements. Additionally, these regulations may become stricter, which will increase our costs of compliance in a manner that could reduce our overall profitability. The capital requirements and other expenditures that may be necessary to comply with environmental requirements could increase and become a significant expense linked to the conduct of our business.

Our operating subsidiaries must comply with environmental protection laws that could adversely affect our profitability.

We are required to comply with the environmental protection laws and regulations promulgated by the national and local governments of China. Yearly inspections of waste treatment systems require the payment of a license fee which could become a penalty fee if standards are not maintained. If we fail to comply with any of these environmental laws and regulations in China, depending on the types and seriousness of the violation, we may be subject to, among other things, warning from relevant authorities, imposition of fines, specific performance and/or criminal liability, forfeiture of profits made, being ordered to close down our business operations and suspension of relevant permits.

Because the Chinese legal system is not fully developed, our legal protections may be limited.

The Chinese legal system is based upon written statutes. Prior court decisions may be cited for reference but are not binding on subsequent cases and have limited value as precedents. Since 1979, China’s legislative bodies have promulgated laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, China has not developed a fully integrated legal system and the array of new laws and regulations may not be sufficient to cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, published government policies and internal rules may have retroactive effects and, in some cases, the policies and rules are not published at all. As a result, we may be unaware of our violation of these policies and rules until some time later. The laws of China govern our contractual arrangements with our affiliated entities. The enforcement of these contracts and the interpretation of the laws governing these relationships are subject to uncertainty. For the above reasons, legal compliance in China may be more difficult or expensive.

Risks Related to Our Common Stock

Our officers, directors and affiliates control us through their positions and stock ownership and their interests may differ from other stockholders.

Our officers, directors and affiliates beneficially own approximately 48.4% of our common stock. Mr. Zuosheng Yu, our major shareholder, beneficially owns approximately 46.5% of our common stock. Mr. Yu can effectively control us and his interests may differ from other stockholders.

All our subsidiaries are located in China and substantially all of our assets are located outside the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the U.S. federal securities laws against us in the courts of either the United States and China and, even if civil judgments are obtained in United States courts, such judgments may not be enforceable in Chinese courts. All our directors and officers reside outside of the United States. It is unclear if extradition treaties now in effect between the United States and China would permit effective enforcement against us or our officers and directors of criminal penalties under the U.S. federal securities laws or otherwise.

We have never paid cash dividends and are not likely to do so in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

Our common stock is subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other steel makers, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

Investors may experience dilution from any conversion of the senior convertible notes and the exercise of warrants we issued in December 2007.

Shares of our common stock are issuable upon conversion of approximately $40,000,000 worth of senior convertible notes and warrants to purchase common stock issued in connection with such notes.  The notes and warrants were issued in December 2007.  The senior convertible notes were initially convertible into 4,170,009 shares of our common stock based on a conversion price of $12.47 per share and applicable interest rates.  Upon the exercise of the warrants, an additional aggregate amount of 1,154,958 shares of our common stock is issuable based upon the current exercise price of $13.51 per share.  The senior convertible notes have a five year term through December 12, 2012, and the warrants are exercisable from May 13, 2008, to May 13, 2013.  The conversion price of the notes and the exercise price of the warrants (and shares issuable under the warrants) are each subject to adjustment under certain customary circumstances, including, among others, if the sale price of securities issued by us in subsequent offerings is less than the conversion or exercise prices then in effect.  In accordance with the terms of the notes, the conversion price was adjusted and reset to $4.2511, being the market price on May 7, 2009.  This adjustment was required if the conversion price exceeded the market price (as determined in accordance with the notes) on May 7, 2009.   The issuance of shares of our common stock upon  conversion of the notes and exercise of the warrants (including any increased amount of shares following any reductions in conversion or exercise prices) will dilute current shareholders’ holdings in our company.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Six Months Ended June 31,	Years Ended December 31,
	2009	2008	2007	2006	2005	2004
Ratio of Earnings to Fixed Charges(1)	—	—	4.88x	1.65x	3.28x	2.27x
Deficiency of Earnings to Fixed Charges(1)	$19,633,564	$37,800,071	$—	$—	$—	$—

(1)
As we did not pay or accrue any preferred stock dividends during the periods presented above with respect to our outstanding preferred stock, these ratios and deficiencies set forth above also represent the ratio of earnings to combined fixed charges and preferred stock dividends and deficiency of earnings to combined fixed charges and preferred stock dividends.

USE OF PROCEEDS

 Except as may otherwise be described in the applicable prospectus supplement or other offering material, we expect to use the net proceeds from the sale of the securities by us under this prospectus for general corporate or working capital purposes, which may include, among other things, capital expenditures, repaying indebtedness, funding acquisitions and investments. We routinely consider acquiring companies in our industry. At any given time, we may be in discussions to acquire one or more companies. Depending upon the timing of any future acquisition, we may use the net proceeds from any sale of securities offered by us under this prospectus toward the purchase price of such acquisitions. Additional information on the use of net proceeds from any sale of securities offered by us under this prospectus will be set forth in the prospectus supplement or other offering material relating to such offering. Pending the application of the net proceeds, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus.  For the complete terms of our common stock and preferred stock, please refer to our Articles of Incorporation, as amended to date, and our by-laws, all of which have been filed as exhibits to our registration statement of which this prospectus is a part or have been included as exhibits to previously filed SEC reports. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any series of these securities in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any common stock or preferred stock we offer under a prospectus supplement may differ from the terms we describe below.

Our authorized capital stock consists of 200,000,000 shares, $0.001 par value. As of August 7, 2009, there were 44,755,397 shares of common stock issued and outstanding and 3,092,889 shares of Series A Preferred Stock issued and outstanding.

Common Stock

The holders of our common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting that commences with a lawful quorum is sufficient for approval of matters upon which shareholders may vote, including questions presented for approval or ratification at the annual meeting. Our common stock does not carry cumulative voting rights, and holders of more than 50% of our voting stock have the power to elect all directors and, as a practical matter, to control our company. Holders of our common stock are not entitled to preemptive rights, and our common stock may only be redeemed at our election.

After the satisfaction of requirements with respect to preferential dividends, if any, holders of our common stock are entitled to receive, pro rata, dividends when and as declared by our board of directors out of funds legally available therefore. Upon our liquidation, dissolution or winding-up, after distribution in full of the preferential amount, if any, to be distributed to holders of the preferred stock, holders of our common stock are entitled to share ratably in our assets legally available for distribution to our shareholders. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

As of August 7, 2009, we had 3,092,899 shares of  Series A Preferred Stock, $0.001 par value per share (“Series A Preferred Stock”), issued and outstanding. The Series A Preferred Stock is not convertible into common stock. The 3,092,899 shares of Series A Preferred Stock have an aggregate voting power equal to 30% of the combined voting power of our common stock and preferred stock as long as we are in existence.

Our Series A Preferred Stock ranks, with respect to rights to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up, senior to our common stock. Our Series A Preferred shall be entitled to received dividends only as, when and if such dividends are declared by our board of directors. In the event of a liquidation, dissolution or winding up, we are required to pay to the holder of each share of Series A Preferred Stock, the amount paid to us for each share of Series A Preferred Stock plus any accrued and unpaid dividends with respect to such shares of Series A Preferred Stock through the date of liquidation, dissolution or winding up. The Series A Preferred Stock is not redeemable.

A prospectus supplement will describe the particular terms of any series of preferred stock we may issue, which may include: the number of shares; the designation of the shares; the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative; the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums; the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs; the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment; the voting rights; and any other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

Shares of preferred stock issued under this prospectus, if any, will be fully paid and nonassessable upon issuance.

DESCRIPTION OF WARRANTS

We may issue warrants from time to time to purchase common stock, preferred stock, debt securities or any units consisting of two or more thereof. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.

A prospectus supplement will describe the particular terms of any series of warrants we may issue, which may include: the title of such warrants; the aggregate number of such warrants; the price or prices at which such warrants will be issued; the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants; the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased; the date on which the right to exercise such warrants shall commence and the date on which such right will expire; if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time; if applicable, the date on and after which such warrants and the related securities will be separately transferable; the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants; terms, procedures, and limitations relating to the transferability, exchange and exercise of such warrants; the terms of any rights to redeem or call, or accelerate the expiration of, the warrants; the enforceability of rights by holders of the warrants; the circumstances under which the warrant may be amended or supplemented; and any other material terms of such warrants.

DESCRIPTION OF DEBT SECURITIES

We may offer secured or unsecured debt securities, which may be senior, subordinated or junior subordinated, and which may be convertible. The debt securities may be issued in one or more series as may be authorized from time to time.

A prospectus supplement will describe the particular terms of any series of debt we may issue, which may include: title and aggregate principal amount; whether the securities will be senior, subordinated or junior subordinated; whether the securities will be secured or unsecured; whether the securities are convertible into or exchangeable for other securities; the date or dates on which principal will be payable and maturity date(s); interest rate(s) or the method for determining the interest rate(s); dates on which interest will accrue or the method for determining dates on which interest will accrue; redemption, early repayment or extension provisions; material covenants applicable to the particular debt securities being issued; and any other material terms of such debt securities. The debt securities offered hereby will be issued under an indenture between us and a trustee. A form of indenture, which will be qualified under, subject to, and governed by, the Trust Indenture Act of 1939, as amended, is filed as an exhibit to the Registration Statement.

One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate, which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may or may not be exchanged for fixed rate debt securities.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax consequences and considerations, if any will be set forth in the applicable prospectus supplement.

The following is a summary of the material provisions of the indenture applicable to the debt securities. The section references in the summaries below correspond to the applicable sections of the indenture.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officers’ certificate or by a supp lemental indenture (Section 2.01). The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the series of debt securities, if applicable:

•	the title of the debt securities of the series;

•	any limit upon the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture;

•	the dates or periods during which the debt securities of the series may be issued, and the dates or the range of dates within which the principal of and premium, if any, may be payable;

•
the rate at which the debt securities of the series shall bear interest or the method by which such rate shall be determined, the date from which such interest shall accrue, or the method by which such date shall be determined, the interest payment dates on which any such interest shall be payable and the record date for the determination of holders to whom interest is payable;

•
the currency in which the debt securities of the series shall be denominated or in which payment of the principal of, premium, if any, or interest shall be payable and any other terms concerning such payment;

•
if the amount of payment of principal of, premium, if any, or interest on the debt securities of the series may be determined with reference to an index, formula or other method including, but not limited to, an index based on a currency or currencies other than that in which the debt securities of the series are stated to be payable, the manner in which such amounts shall be determined;

•
if the principal of, premium, if any, or interest on debt securities of the series are to be payable, at our or a holder’s election, in a currency other than that in which the debt securities of the series are denominated or stated to be payable, the period or periods within which, and the terms and conditions, including the exchange rate, upon which such election may be made and the manner of determining the exchange rate;

•
the place or places where the principal of, premium, if any, and interest on the debt securities of the series shall be payable, and where the debt securities of the series that are convertible or exchangeable may be presented for registration of transfer for conversion or exchange;

•	the price at which, the period or date on which, and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part;

•
any of our obligation or right to redeem, purchase or repay debt securities of the series pursuant to any sinking fund, amortization or analogous provisions or at the option of a holder thereof and the price or prices at which, the period or the date on which, the Currency or Conversion in which and the terms and conditions upon which such debt securities shall be redeemed, purchased or repaid, in whole or in part;

•	if other than denominations of $1,000 or any integral multiple thereof, the denominations in which debt securities of the series shall be issuable;

•	if other than the principal amount, the portion of the principal amount of the debt securities of the series which shall be payable upon declaration of acceleration of the maturity;

•	whether the debt securities of the series are to be issued as original issue discount debt securities of the series and the amount of discount with which such debt securities may be issued;

•	provisions, if any, for the defeasance of the debt securities of the series and any addition or change in the provisions related to satisfaction and discharge;

•
whether the debt securities of the series are to be issued in whole or in part in the form of one or more global securities and the depositary for such global securities and the terms and conditions upon which interests in such global securities may be exchanged in whole or in part for the individual securities;

•	the date as of which any global security of the series shall be dated if other than the original issuance of the first debt security to be issued;

•	the form of the debt securities of the series;

•
if the debt securities of the series are to be convertible into or exchangeable for any securities of any person, the terms and conditions upon which such debt securities will be so convertible or exchangeable and any additions or changes to permit or facilitate such conversion or exchange ;

•	whether the debt securities of the series of such series are subject to subordination and the terms of such subordination;

•	any restriction or condition on the transferability of the debt securities of such series;

•	any addition or change in the provisions related to compensation and reimbursement of the trustee which applies to debt securities of such series;

•	any additions or changes in the provisions related to the supplemental indenture holder approval requirements;

•	provisions, if any, granting special rights to holders upon the occurrence of specified events;

•
any addition to or change in the events of default which applies to any debt securities of the series and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable pursuant to the indenture and any addition or change in the other provisions of the indenture relating to debt securities;

•	any addition to or change to our covenants set forth in the indenture which applies to debt securities of the series; and

•	any other terms of the debt securities of such series (Section 3.01).

The indenture does not limit our ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the officers’ certificate or the supplemental indenture related to the series of debt securities and will be described in the relevant prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of ordinary shares or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

We will not consolidate with any other entity or accept a merger of any other entity into us or permit us to be merged into any other entity, or sell other than for cash or lease all or substantially all of our assets to another entity, or purchase all or substantially all the assets of another entity, unless, either:

•
we shall be the continuing entity, or the successor, transferee or lessee entity (if other than us) shall expressly assume, by indenture supplemental hereto, executed and delivered by such entity prior to or simultaneously with such consolidation, merger, sale or lease, the due and punctual payment of the principal of and interest and premium, if any, on all the debt securities, according to their tenor, and the due and punctual performance and observance of all other obligations to the holders and the trustee under the indenture or under the debt securities to be performed or observed by us; and

•
immediately after such consolidation, merger, sale, lease or purchase we or the successor, transferee or lessee entity (if other than us) would not be in default in the performance of any covenant or condition of the indenture (Section 6.04).

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, will be delivered to the trustee within 30 days after the same is required to be filed with the SEC, provided, however, that any such reports or documents filed with the SEC pursuant to its Electronic Data Gathering, Analysis and Retrieval (or EDGAR ) system sh all be deemed delivered to the t rustee (Section 10.02).

Events of Default

Each of the following constitutes an “event of default” with respect to debt securities of any series:

(1)   the failure to pay any installment of interest on any debt security of such series when and as the same shall become payable, which failure shall have continued unremedied for a period of 30 days;

(2)   the failure to pay the principal of any debt security of such series, when and as the same shall become payable, whether at maturity, by call for redemption (otherwise than pursuant to a sinking fund), by declaration as authorized by the indenture or otherwise;

(3)   the failure to pay a sinking fund installment, if any, when and as the same shall become payable by the terms of a debt security of such series, which failure shall have continued unremedied for a period of 30 days;

(4)   the failure to perform any covenants or agreements contained in the indenture, which failure shall not have been remedied, or without provision deemed to be adequate for the remedying thereof having been made, for a period of 90 days after written notice shall have been given to us by the trustee or shall have been given to us and the trustee by holders of 25% or more in aggregate principal amount of the debt securities of such series then outstanding, specifying such failure, requiring us to remedy the same;

(5)   the entry by a court having jurisdiction in the premises of a decree or order for relief in respect of us in an involuntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of us or of substantially all of our property or ordering the winding-up or liquidation of our affairs and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days;

(6)   the commencement by us of a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by us to the entry of an order for relief in an involuntary case under any such law, or the consent by us to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or similar official) of us or of substantially all of our property or the making by it of an assignment for the benefit of creditors or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by us in furtherance of any action; or

(7)   the occurrence of any other event of default with respect to debt securities of such series (Section 7.01).

If an event of default other than an event of default described in clauses (5) and (6) above with respect to us occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series then outstanding may declare the principal amount of the debt securities of the series then outstanding plus any interest on the debt securities of the series accrued and unpaid, if any, through the date of such declaration to be immediately due and payable, or acceleration. The indenture provides that if an event of default described in clauses (5) and (6) above with respect to us occurs, the principal amount of the debt securities of the series plus accrued and unpaid interest, if any, will automatically become immediately due and payable. However, the effect of such provision may be limited by applicable law (Section 7.02).

At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain provisions of the indenture, the holders of a majority in aggregate principal amount of the debt securities of the series then outstanding may, under certain circumstances, rescind and annul such acceleration (Section 7.02).

The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand (Section 11.01). Subject to the indenture and applicable law, the holders of a majority in aggregate principal amount of the outstanding debt securities of the series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of the series (Section 7.06).

No holder shall have any right to institute any action, suit or proceeding at law or in equity for the execution of any trust under the indenture or for the appointment of a receiver or for any other remedy under the indenture, in each case with respect to an event of default, unless:

•	such holder previously shall have given to the trustee written notice of an event of default;

•	the holders of 25% in principal amount of the debt securities of the series then outstanding shall have requested the trustee in writing to take action in respect of the complained matter; and

•
a satisfactory indemnity against the costs, expenses and liabilities to be incurred shall have been offered to the trustee, and the trustee, for 60 days after receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding; and such notice, request and offer of indemnity are conditions precedent to any such action, suit or proceeding by any holder of the debt securities of the series.

 However, nothing in the indenture or in the debt securities of the series shall affect or impair our obligation to pay the principal of, premium, if any, and interest on the debt securities of the series to the holders at the due dates or affect or impair the right of such holders to institute suit to enforce the payment of, or conversion of, the debt securities of the series (Section 7.07).

Modification and Waiver

We and the trustee may amend or supplement the indenture or debt securities of any affected series without prior notice to, or the consent of, the holders, for any one or more of or all the following purposes:

(1)   to add to our covenants and agreements, to be observed thereafter and during the period, if any, in such supplemental indenture or indentures expressed, and to add events of default, in each case for the protection or benefit of the holders of all or any series of the debt securities, or to surrender any right or power herein conferred upon us;

(2)   to delete or modify any events of default with respect to all or any series of the debt securities, the form and terms of which are being established pursuant to any supplemental indenture, and to specify the rights and remedies of the trustee and the holders of such debt securities in connection therewith;

(3)   to add to or change any of the provisions of the indenture to provide, change or eliminate any restrictions on the payment of principal on debt securities; provided that any such action shall not adversely affect the interests of the holders of securities of any series in any material respect;

(4)   to change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there is no outstanding debt security of any series created prior to the execution of the supplemental indenture that is entitled to the benefit of such provision and as to which such supplemental indenture would apply;

(5)   to evidence the succession of another corporation to us, or successive successions, and the assumption by such successor of the covenants and obligations of us contained in the debt securities of one or more series and in the indenture or any supplemental indenture;

(6)   to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to one or more series of debt securities and to add to or change any of the provisions of the indenture as shall be necessary for or facilitate the administration of the trusts under the indenture;

(7)   to secure any series of debt securities;

(8)   to cure or reform any ambiguity mistake, manifest error, omission, defect or inconsistency, or to conform the text of any provision in the indenture or in any indenture supplemental to any description thereof in the applicable section of a prospectus, prospectus supplement or other offering document that was intended to be a verbatim recitation of a provision of this Indenture of any indenture supplemental hereto;

(9)   to add to or change or eliminate any provision of the indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act;

(10)   to make any change in any series of debt securities that does not adversely affect in any material respect the interests of the holders of such debt securities;

(11)   to provide for uncertificated securities in addition to certificated securities;

(12)   to supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of debt securities; provided that any such action shall not adversely affect the interests of the holders of debt securities of such series or any other series of debt securities;

(13)   to prohibit the authentication and delivery of additional series of debt securities; or

(14) to establish the form and terms of debt securities of any series as permitted under the indenture, or to authorize the issuance of additional debt securities of a series previously authorized or to add to the conditions, limitations or restrictions on the authorized amount, terms or purposes of issue, authentication or delivery of the debt securities of any series, as herein set forth, or other conditions, limitations or restrictions thereafter to be observed (Section 14.01).

With the consent of the holders of a majority in aggregate principal amount of the debt securities of any affected series, we and the trustee may amend or supplement the indenture for the purpose of adding any provisions to or changing in any manner or eliminating any provisions of the indenture or of modifying in any manner the rights of the holders of the debt securities of the series; provided, however, that no such amendment or supplement shall, without the consent of the holder of each outstanding debt security affected thereby (and without the consent of the trustee as to (3) below),

(1)   extend the stated maturity of the principal of, or any installment of interest on, any debt security, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof, or extend the maturity of, or change the currency in which the principal of and premium or interest on any debt security is denominated or payable, or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of maturity thereof pursuant to the indenture, or impair the right to institute suit for the enforcement of any payment on or after the maturity thereof, or materially adversely affect the economic terms of any right to convert or exchange any debt security;

(2)   reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults under the indenture and their consequences provided for in the indenture;

(3)   modify any of the provisions of certain amendment or modification sections of the indenture, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby; or

(4)   modify, without the written consent of the trustee, the rights, duties or immunities of the trustee.   (Section 14.02).

In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding debt securities of the series may, without prior notice to the holders, waive our compliance in any instance with any provision of the indenture or waive any past default under the indenture and its consequences, except a default in the payment of any amount due or with respect to any debt security or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security affected (Section 7.06).

We may set a record date for determining the identity of the holder of the debt securities of the series entitled to give a written consent or waive compliance by us. Such record date shall not be more than 30 days prior to the first solicitation of such consent or waiver or the date of the most recent list of holders furnished to the trustee prior to such solicitation pursuant to Section 312 of the Trust Indenture Act (Section 14.02).

Promptly after the execution by us and the trustee of any amendment or supplement, we shall mail a notice describing generally such amendment or supplement to the holders of debt securities of the series at their addresses appearing in our register. Any failure by us to mail such notice shall not impair or affect the validity of any such supplement or amendment (Section 14.02).

Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding debt securities of any series or by depositing with the paying agent, whether at maturity or any repurchase date, all the debt securities of the series, funds or other consideration (as applicable under the terms of the indenture) sufficient to pay all of our obligations with respect to the outstanding debt securities of the series and paying all other sums payable under the indenture. Such discharge is subject to terms contained in the indenture (Section 12.02).

Governing Law

The indenture and the debt securities of the series are governed by, and construed in accordance with, the laws of the State of New York (Section 16.11).

DESCRIPTION OF RIGHTS

We may issue rights to our stockholders to purchase shares of our common stock or our preferred stock. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. When we issue rights, we will provide the specific terms of the rights and the applicable rights agreement in a prospectus supplement. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement. For more detail, we refer you to the applicable rights agreement itself, which we will file as an exhibit to, or incorporate by reference in, the registration statement.

A prospectus supplement will describe the particular terms of any rights we may issue, which may include: the date of determining the stockholders entitled to the rights distribution;  the aggregate number of shares of common stock or preferred stock purchasable upon exercise of the rights; the exercise price; the aggregate number of rights issued; the date, if any, on and after which the rights will be separately transferable; the date on which the right to exercise the rights will commence; and the date on which the right will expire, a discussion of any material or special United States federal income tax considerations applicable to the rights, and any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Each right will entitle the holder of rights to purchase for cash the principal amount of shares of common stock or preferred stock at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will be void.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock or preferred stock, as applicable, purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We may issue units comprising one or more of the other securities described in this prospectus in any combination. Units may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

The applicable prospectus supplement will describe the terms of any units we may issue, which may include: the designation and terms of the units and of the securities composing the units, including whether and under what circumstances those securities may be held or transferred separately; any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and whether the units will be issued in fully registered or global form.

PLAN OF DISTRIBUTION

General

We may sell the securities covered by this prospectus in one or more of the following ways from time to time, including without limitation:

• to or through underwriters or dealers for resale to the purchasers;

• directly to one or more purchasers;

• through agents or dealers to the purchasers; or

• through a combination of any of these methods of sale.

A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

• the terms of the offering;

• the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

• the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

• any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

• any delayed delivery arrangements;

• any discounts or concessions allowed or reallowed or paid to dealers; and

• any securities exchange on which the securities may be listed.

If we use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

• privately negotiated transactions;

• at a fixed public offering price or prices, which may be changed;

• in "at the market offerings" within the meaning of Rule 415(a)(4) of the Securities Act;

• at prices related to prevailing market prices; or

• at negotiated prices.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

We may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made, by us of those securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

The securities may also be offered and sold, if so indicated in a prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. A prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

If indicated in the applicable prospectus supplement, we may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplemental will set forth any commissions we pay for solicitations of these delayed delivery contracts.

If underwriters are used in the sale of any securities, the securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

Indemnification

Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for us and/or our affiliates.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than the common stock which is listed on the NYSE. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities, preferred stock, rights, units or warrants on any securities exchange; any such listing with respect to any particular debt securities, preferred stock, rights, units or warrants will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority ("FINRA"), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Conduct Rule 5110(h).

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read and copy any of our SEC filings at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public on the SEC’s web site at www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information from some of our other SEC filings. This means that we can disclose information to you by referring you to those other filings, and the information incorporated by reference is considered to be part of this prospectus. In addition, some information that we file with the SEC after the date of this prospectus will automatically update, and in some cases supersede, the information contained or otherwise incorporated by reference in this prospectus. The following documents, which we filed with the Securities and Exchange Commission, are incorporated by reference in this prospectus:

(a)	Our annual report on Form 10-K for the fiscal year ended December 31, 2008 (as filed on March 10, 2009);

(b)	Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2009 (as filed on May 11, 2009);

(c)	Our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2009 (as filed on August 10, 2009);

(d)	Our current reports on Form 8-K filed on March 12, 2009; March 20, 2009; March 26, 2009; April 8, 2009; April 8, 2009 and April 21, 2009; and

(e)
The description of our common stock contained in our registration statement on Form 8-A filed on August 7, 2008 with the SEC under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

Also incorporated by reference into this prospectus supplement and the accompanying prospectus are all documents that we may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act either (1) after the date of filing of this registration statement, and (2) until all of the common stock to which this prospectus relates has been sold or the offering is otherwise terminated. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, as well as proxy statements. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You may request copies of these filings, at no cost, by writing to or calling our Investor Relations department at:

General Steel Holdings, Inc.
Kuntai International Mansion Building, Suite 2315
Yi No. 12 Chaoyangmenwai Avenue, Chaoyang District, Beijing 100020
Telephone: +86 (10) 58797346

LEGAL MATTERS

The validity of the securities offered pursuant to this prospectus will be passed upon for us by Burns & Levinson LLP, Boston, Massachusetts, and Dennis Brovarone, Attorney at Law, Littleton, Colorado. The validity of any securities will be passed upon for any underwriters or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of Moore Stephens Wurth Frazer and Torbet, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

$60,000,000

Common Stock, Preferred Stock, Warrants, Debt Securities, Rights and Units

GENERAL STEEL HOLDINGS, INC.

                    , 2009

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table provides the various expenses payable by us in connection with the issuance and distribution of the shares being registered. All amounts shown are estimates except the SEC registration fee.

Securities and Exchange Commission registration fee	$3,348
Printing and engraving expenses	$15,000
Accounting fees and expenses	$10,000
Legal fees and expenses	$30,000
Miscellaneous	$1,652

Total	$60,000

Item 15. Indemnification of Directors and Officers.

The Articles of Incorporation of the registrant do not speak to indemnification of directors and officers and therefore the bylaws of the registrant and the Nevada Revised Statutes will govern when a director, officer or any person will be entitled to be indemnified by the registrant.

The bylaws of the registrant provide that no person shall be liable to the registrant  for any loss or damage suffered by it on account of any action taken or omitted to be taken as a director or officer of the registrant in good faith, if such person (i) exercised or used the same degree of diligence, care, and skill as an ordinarily prudent person would have exercised or used under the circumstances in the conduct of his own affairs, or (ii) took, or omitted to take, such action in reliance upon advice of counsel for the registrant, or upon statement made or information furnished by officers or employees of the registrant which the person had reasonable grounds to believe to be true, or upon a financial statement of the registrant provided by a person in charge of the registrants accounts or certified by a public accountant or a firm of public accountants.

The bylaws of the registrant also provide that the registrant shall indemnify its officers and directors to the greatest extent permitted by the laws of Nevada.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify a present or former director, officer, employee, or agent of the corporation, or of another entity for which such person is or was serving in such capacity at the request of the corporation, who is or was a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of service in such capacity if such person (i) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of corporation, however, no indemnification may be made for any claim, issue, or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Subsection 3 of Section 78.7502 of the Nevada Revised Statutes further provides that, to the extent a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections 1 and 2 thereof, or in the defense of any claim, issue, or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Section 78.751 of the Nevada Revised Statutes provides that unless discretionary indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders; by a majority vote of a quorum of the board of directors who were not parties to the action, suit, or proceeding; or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws, or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

Item 16. Exhibits.

EXHIBIT NO.	DESCRIPTION

2.1
Agreement and Plan of Merger dated as of October 14, 2004 by and among American Construction Company, General Steel Investment Co., Ltd. and Northwest Steel Company, a Nevada corporation (included as Exhibit 2.1 to the Form SB-2 filed October 19, 2004 and incorporated herein by reference).

3.1	Bylaws of the registrant (1).

4.1	Certificate of Designation of Series A Preferred Stock of the registrant (included as Exhibit 10.6 to the Form 10-K filed March 31, 2007 and incorporated herein by reference).

4.2	Provisions of the bylaws of the registrant, that define the rights of security holders of the registrant (included in Exhibit 3.1).

4.3	Form of Common Stock Certificate (1).

4.4	Form of Indenture (filed herewith).

5.1	Legal opinion of Burns & Levinson LLP (filed herewith).

5.2	Legal opinion of Dennis Brovarone, Attorney at Law (filed herewith).

12.1	Statement re: computation of ratios (2).

23.1	Consent of Moore Stephens Wurth Frazer and Torbet, LLP, Certified Public Accountants (filed herewith).

23.2	Consent of Burns & Levinson LLP (included in Exhibit 5.1).

23.3	Consent of Dennis Brovarone, Attorney at Law (included in Exhibit 5.2).

24.1	Power of attorney (1).

25.1	Form T-1 Statement of Eligibility of Trustee (3).

(1)	Previously filed with Form S-3 Registration Statement No. 333-161585 filed on August 27, 2009 and incorporated herein by reference.

(2)	Previously filed with Pre-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-661585 filed on September 24, 2009 and incorporated herein by reference.

(3)	To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act.

+
If necessary, the registrant will file as an exhibit to an amendment to the Registration Statement or to a report filed under the Exchange Act (i) any underwriting, remarketing or agency agreement relating to securities offered hereby, (ii) the instruments setting forth the terms of any debt securities, preferred stock, warrants, rights or units, (iii) any additional required opinions of counsel with respect to legality of the securities offered hereby, and (iv) any required opinion of counsel to the registrant as to certain tax matters relative to securities offered hereby.

Item17. Undertakings.

(a)   The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for the purpose of determining any liability under the Securities Act to any purchaser:

          (i)  Each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

         (ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the registrant and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

        (5)   The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

         (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

        (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

        (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (d)   The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (the "Trust Indenture Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Beijing, People’s Republic of China, on the date specified below.

Dated: October 15, 2009

GENERAL STEEL HOLDINGS, INC.

By:	/s/ Zuosheng Yu
	Name:	Zuosheng Yu
	Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 3 has been signed by the following persons in the capacities on October 15, 2009:

SIGNATURE	TITLE

/s/ Zuosheng Yu	Chairman and Chief Executive Officer
YU, Zuosheng	(Principal Executive Officer)

/s/ John Chen	Director and Chief Financial Officer
CHEN, John	(Principal Accounting and Financial Officer)

*	Director
WARNER, Ross

*	Independent Director
WONG, John

*	Independent Director
DU, Qing Hai

*	Independent Director
CAO, Zhong Kui

*	Independent Director
WANG, Chris

*	Director and
ZHANG, Dan Li	General Manager of Longmen Joint Venture

*	Independent Director
HU, James

*By:  /s/ Zuosheng Yu, attorney-in-fact

Exhibit Index

EXHIBIT NO.	DESCRIPTION

2.1
Agreement and Plan of Merger dated as of October 14, 2004 by and among American Construction Company, General Steel Investment Co., Ltd. and Northwest Steel Company, a Nevada corporation (included as Exhibit 2.1 to the Form SB-2 filed October 19, 2004 and incorporated herein by reference).

3.1	Bylaws of the registrant (1).

4.1	Certificate of Designation of Series A Preferred Stock of the registrant (included as Exhibit 10.6 to the Form 10-K filed March 31, 2007 and incorporated herein by reference).

4.2	Provisions of the bylaws of the registrant, that define the rights of security holders of the registrant (included in Exhibit 3.1).

4.3	Form of Common Stock Certificate (1).

4.4	Form of Indenture (filed herewith).

5.1	Legal opinion of Burns & Levinson LLP (filed herewith).

5.2	Legal opinion of Dennis Brovarone, Attorney at Law (filed herewith).

12.1	Statement re: computation of ratios (2).

23.1	Consent of Moore Stephens Wurth Frazer and Torbet, LLP, Certified Public Accountants (filed herewith).

23.2	Consent of Burns & Levinson LLP (included in Exhibit 5.1).

23.3	Consent of Dennis Brovarone, Attorney at Law (included in Exhibit 5.2).

24.1	Power of attorney (1).

25.1	Form T-1 Statement of Eligibility of Trustee (3).

(1)	Previously filed with Form S-3 Registration Statement No. 333-161585 filed on August 27, 2009 and incorporated herein by reference.

(2)	Previously filed with Pre-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-661585 filed on September 24, 2009 and incorporated herein by reference.

(3)	To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act.

+
If necessary, the registrant will file as an exhibit to an amendment to the Registration Statement or to a report filed under the Exchange Act (i) any underwriting, remarketing or agency agreement relating to securities offered hereby, (ii) the instruments setting forth the terms of any debt securities, preferred stock, warrants, rights or units, (iii) any additional required opinions of counsel with respect to legality of the securities offered hereby, and (iv) any required opinion of counsel to the registrant as to certain tax matters relative to securities offered hereby.